U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 12, 2007

MAGIC COMMUNICATIONS , INC.

(Exact name of registrant as specified in charter)

Delaware	0-50090	13-3926203
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

53 Hackensack Elmsford, South Kearny, NJ	07032
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 345-0800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01- Entry into a Material Definitive Agreement.

On April 12, 2007, Post Tension of Nevada, a Nevada corporation (the “Company”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Magic Communications, Inc., a Delaware corporation (“Magic”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, PTNV Acquisition Corp, a Florida corporation (“Acquisition Corp.”)and a wholly-owned subsidiary of magic (the “Merger”), will merge with and into PTNV. As a result of the Merger, the Company will become a wholly-owned subsidiary of Magic.

Also as a result of the Merger each outstanding share of the Company common stock will be converted into the right to receive 10,160,164 shares of Magic common stock as set forth in the Merger Agreement. Under the terms of the Merger Agreement at closing, Magic will issue, and the Company stockholders will receive in a tax-free exchange, shares of Magic common stock such that the Company stockholders will control greater then a majority of the issued and outstanding shares of Magic. Consummation of the Merger is subject to customary closing conditions, including state regulatory filings and issuance of Magic common stock. A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Post Tension of Nevada

Post-Tension of Nevada, a Henderson Nevada based company, provides post-tension components and systems that reinforce concrete construction for the residential and commercial markets of the western United States. The Company is 20 years old and management believes the Company is one of the largest domestically owned post tension companies.

The Company provides both full service and freight-on-board components. The full-service business accounts for 90% of the revenues. Before concrete slab (slab-on-ground or SOG) foundations are poured, the company installs the post-tension system. After the foundation is poured, with the system in place, when the proper psi is achieved, the post-tension cables are then tensioned to thirty-three thousand pounds each tendon. This creates a stronger base that eliminates unwanted expansion movement and settling that can otherwise damage interior and exterior walls. Post tension designs disburse the load throughout the slab, not only on perimeter or load-bearing walls.

Item 2.01 – Acquisition or Disposition of Assets.

On April 12, 2007, Post Tension of Nevada, a Nevada corporation (the “Company”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Magic Communications, Inc., a Delaware corporation (“Magic”). Following the Merger, Illusions, LLC, a Florida limited liability company, controlled by Stephen Rogers, Magic’s President, Chief Executive Officer and a Director, assumed all the assets of Magic and almost all the liabilities of Magic, as such existed immediately prior to the Merger. A copy of the Assignment and Assumption Agreement is attached hereto as Exhibit 2.2 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As a consequence of the Merger, Stephen D. Rogers and Maureen Rogers have resigned as officers and directors, effective ten (10) days from the Closing of the Merger Agreement. John Hohman, Ed Hohman and Kelly T. Hickel were appointed to the Board of Directors, effective ten (10) days from the Closing of the Merger Agreement. In addition, Stephen D. Rogers and Maureen Rogers may designate two additional members to the Board of Directors.

As a consequence of the reverse merger transaction, Ed Hohman shall be appointed as President; John Hohman shall be appointed as Chief Operating Officer, Kelly T. Hickel as acting Chief Financial Officer and Secretary, and Sabatha Golay shall be appointed as Treasurer.

Section 9.01 - Financial Statements and Exhibits

(a)	Financial statements of business acquired.

The financial statements required by this Item 9(a) will be filed by amendment to this Form 8-K within the period permitted by Item 9(a)(4) of Form 8-K.

(b)	Pro Forma financial information

The pro forma financial information required by this Item 7(b) will be filed by amendment to this Form 8-K within the period permitted by Item 9(a)(4) of Form 8-K.

(c)	Exhibits

Exhibit No.	Description
2.1	Form of Agreement and Plan of Merger by and between Magic Communications, Inc., PTNV Acquisition Corp. and Post Tension of Nevada dated April 12, 2007.

2.2	Form of Assignment and Assumption Agreement by and between Magic Communications, Inc. and Illusions, LLC dated April 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 17, 2007

MAGIC COMMUNICATIONS, INC.

By:	/s/ Stephen D. Rogers
Name:	Stephen D. Rogers
Title:	Director